Exhibit 99.1

The share exchange described in this press release involves securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

Note:

This document has been translated from a part of the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

November 6, 2026

Consolidated Financial Results for the Six Months Ended September 30, 2026 (Under Japanese GAAP)

Company name: TSUKISHIMA HOLDINGS CO., LTD.
Listing: Tokyo Stock Exchange
Securities code: 6332
URL: https://www.tsk-g.co.jp/
Representative: Jun Kawasaki President, Representative Director
Inquiries: Mitsumasa Sato Treasury Dept, Senior General Manager
Telephone: +81-03) 5560-6521
Scheduled date to file semi-annual securities report: November 6, 2026
Scheduled date to commence dividend payments: November 30, 2026
Preparation of supplementary material on financial results: Yes
Holding of financial results briefing: Yes

(Yen amounts are rounded down to millions, unless otherwise noted.)

1. Consolidated financial results for the six months ended September 30, 2026 (from April 1, 2026 to September 30, 2026)

(1) Consolidated operating results (cumulative)	(Percentages indicate year-on-year changes.)

	Net sales		Operating profit		Ordinary profit		Profit attributable to owners of parent
Six months ended	Millions of yen	%	Millions of yen	%	Millions of yen	%	Millions of yen	%
September 30, 2026	57,813	2.1	1,209	(26.6)	1,803	(24.8)	2,893	(75.4)
September 30, 2025	56,639	6.3	1,647	48.9	2,397	24.3	11,783	-

Note: Comprehensive income	For the six months ended September 30, 2026:	¥257 million	[ (98.1)	%]
	For the six months ended September 30, 2025:	¥13,205 million	[ 788.1	%]

	Basic earnings per share	Diluted earnings per share
Six months ended	Yen	Yen
September 30, 2026	73.10	-
September 30, 2025	278.37	-

(2) Consolidated financial position

	Total assets	Net assets	Equity-to-asset ratio
As of	Millions of yen	Millions of yen	%
September 30, 2026	180,359	114,406	53.7
March 31, 2026	203,021	117,466	48.4

Reference: Equity	As of September 30, 2026:	¥96,782 million
	As of March 31, 2026:	¥98,189 million

2. Cash dividends

	Annual dividends per share
	First quarter-end	Second quarter-end	Third quarter-end	Fiscal year-end	Total
	Yen	Yen	Yen	Yen	Yen
Fiscal year ended March 31, 2026	-	42.00	-	43.00	85.00
Fiscal year ending March 31, 2027	-	44.00
Fiscal year ending March 31, 2027 (Forecast)			-	49.00	93.00

Note: Revisions to the forecast of cash dividends most recently announced:  Yes

3. Consolidated financial result forecasts for the fiscal year ending March 31, 2027 (from April 1, 2026 to March 31, 2027)

(Percentages indicate year-on-year changes.)

	Net sales		Operating profit		Ordinary profit		Profit attributable to owners of parent		Basic earnings per share
	Millions of yen	%	Millions of yen	%	Millions of yen	%	Millions of yen	%	Yen
Full year	152,000	2.0	11,000	11.8	11,700	6.5	8,500	(49.7)	214.64

Note: Revisions to the financial result forecast most recently announced:  None

* Notes

(1) Significant changes in the scope of consolidation during the period: Yes

Newly included:	1	companies( Biocoal Chiba • South CO., LTD. )
Excluded:	-	companies( )

(2) Adoption of accounting treatment specific to the preparation of semi-annual consolidated financial statements: Yes

(3) Changes in accounting policies, changes in accounting estimates, and restatement

(i)	Changes in accounting policies due to revisions to accounting standards and other regulations: None

(ii)	Changes in accounting policies due to other reasons: None

(iii)	Changes in accounting estimates: None

(iv)	Restatement: None

(4) Number of issued shares (common shares)

(i)	Total number of issued shares at the end of the period (including treasury shares)

As of September 30, 2026	40,125,800 shares
As of March 31, 2026	40,125,800 shares

(ii)	Number of treasury shares at the end of the period

As of September 30, 2026	524,577 shares
As of March 31, 2026	565,610 shares

(iii)	Average number of shares outstanding during the period (cumulative from the beginning of the fiscal year)

Six months ended September 30, 2026	39,577,332 shares
Six months ended September 30, 2025	42,332,175 shares

*	Semi-annual financial results reports are exempt from review conducted by certified public accountants or an audit firm.

Semi-annual Consolidated Financial Statements and Primary Notes

Semi-annual Consolidated Balance Sheet

	(Millions of yen)
	As of March 31, 2026	As of September 30, 2026
Assets
Current assets
Cash and deposits	30,046	28,871
Notes and accounts receivable - trade, and contract assets	79,833	53,609
Electronically recorded monetary claims - operating	3,042	1,272
Securities	10,100	20,700
Merchandise and finished goods	127	126
Work in process	3,191	5,991
Raw materials and supplies	857	1,200
Other	4,476	3,016
Allowance for doubtful accounts	(127)	(82)

Total current assets	131,548	114,706

Non-current assets
Property, plant and equipment
Buildings and structures, net	11,570	11,246
Machinery, equipment and vehicles, net	11,803	11,260
Land	7,125	7,138
Leased assets, net	1,050	955
Construction in progress	194	266
Other, net	477	466

Total property, plant and equipment	32,222	31,333

Intangible assets
Goodwill	2,280	2,173
Customer-related intangible assets	2,504	2,315
Other	1,088	1,201

Total intangible assets	5,874	5,690

Investments and other assets
Investment securities	27,060	22,276
Retirement benefit asset	1,536	1,545
Other	4,887	4,912
Allowance for doubtful accounts	(106)	(106)

Total investments and other assets	33,377	28,628

Total non-current assets	71,473	65,652

Total assets	203,021	180,359

		(Millions of yen)
	As of March 31, 2026	As of September 30, 2026
Liabilities
Current liabilities
Notes and accounts payable - trade	18,212	9,039
Electronically recorded obligations - operating	2,193	1,741
Short-term borrowings	50	50
Current portion of long-term borrowings	1,736	1,357
Income taxes payable	8,118	2,117
Contract liabilities	9,764	14,455
Provision for bonuses	3,713	3,138
Provision for warranties for completed construction	924	1,107
Provision for loss on construction contracts	1,165	1,366
Provision for share-based payments	-	172
Other	10,117	5,090

Total current liabilities	55,998	39,636

Non-current liabilities
Bonds payable	5,000	5,000
Long-term borrowings	9,952	9,355
Provision for retirement benefits for directors (and other officers)	238	240
Provision for share-based payments	103	-
Retirement benefit liability	3,778	3,995
Other	10,483	7,725

Total non-current liabilities	29,557	26,316

Total liabilities	85,555	65,952

Net assets
Shareholders’ equity
Share capital	6,646	6,646
Capital surplus	6,054	6,054
Retained earnings	72,196	73,381
Treasury shares	(1,549)	(1,431)

Total shareholders’ equity	83,348	84,651

Accumulated other comprehensive income
Valuation difference on available-for-sale securities	12,325	9,788
Deferred gains or losses on hedges	24	1
Foreign currency translation adjustment	780	773
Remeasurements of defined benefit plans	1,710	1,568

Total accumulated other comprehensive income	14,841	12,131

Non-controlling interests	19,276	17,623

Total net assets	117,466	114,406

Total liabilities and net assets	203,021	180,359

Semi-annual Consolidated Statements of Income and Comprehensive Income

Semi-annual Consolidated Statement of Income

	(Millions of yen)
	For the six months ended September 30, 2025	For the six months ended September 30, 2026
Net sales	56,639	57,813
Cost of sales	45,063	45,700

Gross profit	11,576	12,113

Selling, general and administrative expenses
Estimate design cost	1,281	1,309
Directors’ compensations, salaries, allowances, bonuses and welfare expenses	3,624	3,958
Provision of allowance for doubtful accounts	(323)	(45)
Provision for bonuses	645	647
Share-based payment expenses	80	36
Retirement benefit expenses	120	6
Other	4,499	4,991

Total selling, general and administrative expenses	9,929	10,904

Operating profit	1,647	1,209

Non-operating income
Interest income	138	206
Dividend income	495	356
Share of profit of entities accounted for using equity method	36	46
Foreign exchange gains	-	60
Other	352	52

Total non-operating income	1,023	723

Non-operating expenses
Interest expenses	57	47
Guarantee commission	8	39
Other	207	42

Total non-operating expenses	273	129

Ordinary profit	2,397	1,803

Extraordinary income
Gain on sale of non-current assets	12,035	30
Gain on sale of investment securities	3,052	2,626
Gain on extinguishment of tie-in shares	-	84

Total extraordinary income	15,088	2,741

Extraordinary losses
Loss on sale and retirement of non-current assets	54	75
Loss on disaster	165	-

Total extraordinary losses	219	75

Profit before income taxes	17,266	4,469

Income taxes	5,473	1,449

Profit	11,792	3,020

Profit attributable to non-controlling interests	8	127

Profit attributable to owners of parent	11,783	2,893

Semi-annual Consolidated Statement of Comprehensive Income

	(Millions of yen)
	For the six months ended September 30, 2025	For the six months ended September 30, 2026
Profit	11,792	3,020
Other comprehensive income
Valuation difference on available-for-sale securities	1,555	(2,521)
Deferred gains or losses on hedges	22	(26)
Foreign currency translation adjustment	(120)	(31)
Remeasurements of defined benefit plans, net of tax	(44)	(183)
Share of other comprehensive income of entities accounted for using equity method	(0)	(0)

Total other comprehensive income	1,412	(2,762)

Comprehensive income	13,205	257

Comprehensive income attributable to
Comprehensive income attributable to owners of parent	13,246	190
Comprehensive income attributable to non-controlling interests	(40)	66

Semi-annual Consolidated Statement of Cash Flows

	(Millions of yen)
	For the six months ended September 30, 2025	For the six months ended September 30, 2026
Cash flows from operating activities
Profit before income taxes	17,266	4,469
Depreciation	1,689	1,578
Amortization of goodwill	107	107
Increase (decrease) in provision for bonuses	(729)	(591)
Increase (decrease) in provision for retirement benefits for directors (and other officers)	3	0
Increase (decrease) in allowance for doubtful accounts	(325)	(46)
Increase (decrease) in provision for warranties for completed construction	(53)	182
Increase (decrease) in provision for loss on construction contracts	(66)	200
Increase (decrease) in provision for share-based payments	(23)	69
Increase (decrease) in retirement benefit liability	46	(139)
Decrease (increase) in retirement benefit asset	(9)	(0)
Interest and dividend income	(634)	(563)
Interest expenses	57	47
Share of loss (profit) of entities accounted for using equity method	(36)	(46)
Loss (gain) on sale and retirement of property, plant and equipment	(11,980)	44
Loss (gain) on sale of investment securities	(3,052)	(2,626)
Decrease (increase) in accounts receivable - trade, and contract assets	17,718	28,193
Increase (decrease) in contract liabilities	2,286	4,690
Decrease (increase) in inventories	(3,463)	(3,140)
Increase (decrease) in trade payables	(6,303)	(9,668)
Other, net	1,480	(4,476)

Subtotal	13,976	18,285

Interest and dividends received	665	574
Interest paid	(56)	(45)
Income taxes paid	(1,256)	(7,727)

Net cash provided by (used in) operating activities	13,329	11,086

Cash flows from investing activities
Decrease (increase) in time deposits	179	195
Purchase of property, plant and equipment	(385)	(448)
Proceeds from sale of property, plant and equipment	21,825	43
Purchase of intangible assets	(247)	(447)
Proceeds from sale and redemption of short-term and long-term investment securities	4,527	3,530
Proceeds from collection of loans receivable	6	6
Other payments	(92)	(156)
Other proceeds	408	9

Net cash provided by (used in) investing activities	26,222	2,730

	(Millions of yen)
	For the six months ended September 30, 2025	For the six months ended September 30, 2026
Cash flows from financing activities
Repayments of long-term borrowings	(2,882)	(976)
Repayments of lease liabilities	(144)	(151)
Purchase of treasury shares	(11,229)	-
Proceeds from sale of treasury shares	349	-
Dividends paid	(2,262)	(1,701)
Dividends paid to non-controlling interests	(1,778)	(1,711)

Net cash provided by (used in) financing activities	(17,948)	(4,541)

Effect of exchange rate change on cash and cash equivalents	(66)	(40)

Net increase (decrease) in cash and cash equivalents	21,536	9,235

Cash and cash equivalents at beginning of period	27,465	38,166

Increase in cash and cash equivalents resulting from inclusion of subsidiaries in consolidation	46	61

Increase in cash and cash equivalents resulting from merger	-	413
Decrease in cash and cash equivalents resulting from exclusion of subsidiaries from consolidation	(385)	-

Cash and cash equivalents at end of period	48,663	47,877